Exhibit 15.1

ACKNOWLEDGMENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We are aware that our report dated September 7, 2010 on our review of interim financial information of Arena Resources Inc. as of and for the period ended June 30, 2010 is included in the Amendment No. 1 to Current Report on Form 8-K/A dated September 17, 2010 of SandRidge Energy, Inc. and is incorporated by reference in the Registration Statement on Form S-4 (No. 333-169465), the Registration Statements on Form S-3 (Nos. 333-158556 and 333-158554) and the Registration Statements on Form S-8 (Nos. 333-160527, 333-155441 and 333-148299) of SandRidge Energy, Inc.

Very truly yours,

/s/ Hansen, Barnett & Maxwell, P.C.
Hansen, Barnett & Maxwell, P.C.

Salt Lake City, Utah

September 17, 2010